Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 22, 2011, between Aviva plc, a public limited company organized under the laws of England and Wales (the “Company”), and Law Debenture Trust Company of New York, a New York banking corporation (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture (the “Original Indenture”), dated as of November 22, 2011, pursuant to which the Company may issue Debt Securities from time to time;

WHEREAS, the Company proposes to issue and establish a new series of Debt Securities in accordance with Section 3.01 of the Original Indenture pursuant to this First Supplemental Indenture (the Original Indenture, as supplemented and amended by this First Supplemental Indenture, the “Indenture”); and

WHEREAS, all things necessary to make this First Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  Capitalized terms used herein without definition shall have the respective meanings given them in the Original Indenture, provided that references to “this Indenture”, “herein”, “hereof” and “hereunder” and other words of a similar import in the Original Indenture shall be deemed to be a reference to the Original Indenture as supplemented and amended by this First Supplemental Indenture.  Any references to “Article” or “Section” herein, shall be a reference to an article or section of this First Supplemental Indenture unless expressly specified otherwise.  For purposes of the Indenture, the following terms shall have the meanings specified below, notwithstanding any contrary definition in the Original Indenture.

“Additional Amounts” has the meaning specified in Section 2.14.

“Arrears of Interest” has the meaning specified in Section 2.8.

“Capital Disqualification Event” means the Company has received an opinion of counsel to the effect that as a result of (1) any change to (or change to the interpretation by any court or authority entitled to do so of) the Insurance Groups Directive or the Relevant Rules, (2) the implementation of (or the interpretation by any court or authority entitled to do so of) Solvency II or the Relevant Rules or (3) any change to (or a change to the interpretation by any court or authority entitled to do so of) Solvency II or the Relevant Rules following their implementation:

(i) the Notes are no longer capable of counting; or

(ii) in the circumstances where such capability derives only from transitional or grandfathering provisions under the Insurance Groups Directive, Solvency II or the Relevant Rules, as appropriate, 80% or less of the principal amount of either (a) the Notes Outstanding at such time or (b) any indebtedness outstanding at such time and classified in the same category as the Notes by the competent authority exercising the supplementary supervision or group supervision over the Group, as appropriate, for the purposes of any transitional or grandfathering provisions under the Insurance Groups Directive, Solvency II or the Relevant Rules, as appropriate, are capable of counting:

(A)                              as cover for capital requirements or treated as own funds (however such terms might be described in the Insurance Groups Directive, Solvency II or the Relevant Rules) applicable to the Company, the Group or any insurance undertaking within the Group whether on a solo, group or consolidated basis; or

(B)                                as Tier 2 Capital for the purposes of the Company, the Group, or any insurance undertaking within the Group whether on a solo, group or consolidated basis,

except where, in case of either (A) or (B) above, such non-qualification is only as a result of any applicable limitation on the amount of such capital (other than the limitation set out in (ii) above).

“Compulsory Interest Payment Date” has the meaning specified in Section 2.7.

“Final Redemption Amount” means, in respect of each Note, 100% of its principal amount, together with any interest accrued on such principal amount to (but excluding) the Stated Maturity (or the date of repayment in the event of a deferral of repayment of such principal to a date later than the Stated Maturity or any failure to pay such principal, other than in the circumstances contemplated by Section 2.15) (together with any Arrears of Interest) and Additional Amounts due and unpaid.

“Insurance Groups Directive” means Directive 98/78/EC of the European Parliament and of the Council of 27 October 1998 on the supplementary supervision of insurance undertakings in an insurance group.

“Interest Payment Date” shall mean each March 1, June 1, September 1 and December 1 of each year.

“Interest Rate” has the meaning specified in Section 2.4.

“Issue Date” means 22 November, 2011.

“Payments Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York and London are generally open for business.

“Redemption Price” means, with respect to each Note called for early redemption at the election of the Company in accordance with the provisions of Section 2.12(a), an amount equal to the sum of:

(i)                                     100% of the principal amount thereof;

(ii)                                  any accrued but unpaid interest on the principal amount thereof for the then current interest payment period to, but excluding, the relevant Redemption Date;

(iii)                               any unpaid Arrears of Interest to, but excluding, the relevant Redemption Date; and

(iv)                              any Additional Amounts in respect of (i) through (iii) above.

“Regular Record Date” shall mean the 15th calendar day immediately preceding the related Interest Payment Date, whether or not such Interest Payment Date is a Payments Business Day.

“Regulatory Deficiency Interest Deferral Event” means any event which requires the Company to defer payment of interest in respect of the Notes under Solvency II (on the basis that the Notes are intended to qualify as Tier 2 Capital under Solvency II without reliance on the operation of any grandfathering provisions) and/or the Relevant Rules.

“Regulatory Deficiency Redemption Deferral Event” means any event which requires the Company to defer repayment or redemption of the Notes under Solvency II (on the basis that the Notes are intended to qualify as Tier 2 Capital under Solvency II without reliance on the operation of any grandfathering provisions) and/or the Relevant Rules.

“Regulatory Deficiency Deferral Events” means Regulatory Deficiency Interest Deferral Events and Regulatory Deficiency Redemption Deferral Events collectively and “Regulatory Deficiency Deferral Event” means any one of them.

“Solvency Condition” means the requirements set forth in the first sentence of Section 12.01(1)(b) of the Original Indenture and, as used in the Indenture and the Notes, the Solvency Condition is “satisfied” with respect to a particular payment under or arising from the Notes or the Indenture only if the Company is solvent at the time for such payment by the Company and could make such payment and still be solvent immediately thereafter.

“solvent” has the meaning specified in the last sentence of Section 12.01(1)(b) of the Original Indenture.

“Tax Event” means the receipt by the Company of an opinion of competent tax counsel to the effect that, as a result of the introduction of, or amendment or clarification to, or change in, or change in the interpretation of (or announcement of a prospective introduction of, amendment or clarification to, or change in) a law or regulation by any legislative body, court, governmental agency or regulatory authority in the United Kingdom or any political subdivision or authority therein or thereof having the power to tax, including any treaty to which the United Kingdom is a party, after the Issue Date of the Notes (a “Tax Law Change”), there is more than an insubstantial risk that: (i) payments arising under or on the Notes are or will be subject to any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any political subdivision or authority therein or thereof having the power to tax for which the Company must pay Additional Amounts under

Section 2.14 hereof and the Company cannot avoid the foregoing in connection with the Notes by taking measures reasonably available to it; (ii) in respect of the Company’s obligation to make any payment of interest on the next following Interest Payment Date, the Company would not be entitled to claim a deduction in respect of computing its taxation liabilities in the United Kingdom or such entitlement is materially reduced; (iii) in respect of the Company’s obligation to make any payment of interest on the next following Interest Payment Date, the Company would not to any material extent be entitled to claim a deduction in respect of computing its taxation liabilities in the United Kingdom set against the profits of companies with which it is grouped for applicable U.K. tax purposes (whether under the group relief system current as of the date of the Tax Law Change or any similar system or systems having like effect as may from time to time exist); or (iv) in respect of the Company’s obligation to make any payment of interest on the next following Interest Payment Date, the Company would otherwise suffer adverse tax consequences, and in respect of each of clauses (ii) through (iv) above, the Company cannot avoid the foregoing in connection with the Notes by taking measures reasonably available to it.

“Taxing Jurisdiction” has the meaning specified in Section 2.14.

“Underwriting Agreement” means the underwriting agreement dated as of November 17, 2011 entered in connection with the issuance and sale of the Notes among the Company, Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Wells Fargo Securities, LLC and the other named managers.

ARTICLE II

THE NOTES

There is hereby established a new series of Debt Securities with the following terms:

Section 2.1                                      Title; Nature.  Pursuant to the terms hereof and Sections 2.01, 3.01 and 3.03 of the Original Indenture, the Company hereby creates a series of Debt Securities designated as the “8.25% Capital Securities due 2041” (the “Notes”), which shall be deemed “Debt Securities” for all purposes under the Original Indenture.  The Notes shall be direct, unsecured obligations of the Company, subordinated in accordance with the provisions of Article 12 of the Original Indenture and with a specified date for maturity as set forth in Section 2.3 below.

Section 2.2                                      Principal Amount.  The limit upon the aggregate number of Notes and aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Original Indenture, and except (i) for any Notes which, pursuant to Section 3.03 of the Indenture, are deemed never to have been authenticated and delivered thereunder and (ii) as provided in the last sentence of the second to last full paragraph of Section 3.01 of the Original Indenture) is 16,000,000 Notes and $400,000,000 in aggregate principal amount (or such higher amount, not to exceed 18,400,000 Notes and $460,000,000 in aggregate principal amount, to the extent the Underwriters exercise their option to purchase the Additional Securities (each capitalized term as defined in the Underwriting Agreement)).  The limit upon the number of Notes and the aggregate principal amount of the Notes may be increased by the Company without the consent of the holders of any Outstanding Notes.  The Notes shall be initially issued at the closing or closings under the Underwriting Agreement and thereafter upon any reopening of the series.

Section 2.3                                      Stated Maturity.  The Stated Maturity of the Notes is December 1, 2041.  Unless previously redeemed or purchased and cancelled as provided in this First Supplemental Indenture, each Note shall be finally redeemed on its Stated Maturity at its Final Redemption Amount; provided that the Company shall not redeem the Notes on the Stated Maturity unless (i) the Solvency Condition is satisfied, (ii) no Regulatory Deficiency Redemption Deferral Event has occurred and is continuing or would occur as a result of the redemption and payment of the Notes on the Stated Maturity and (iii) the Company complies with regulatory rules on notification to, or consent from (in each case, if and to the extent applicable), the Financial Services Authority.  The Notes shall bear no premium.

Section 2.4                                      Interest.  The Notes will bear interest at a fixed rate of 8.25% per annum (the “Interest Rate”) from, and including, the Issue Date to, but excluding, the Stated Maturity or any earlier Redemption Date.  Interest, if payable, will be paid quarterly in arrears on each Interest Payment Date, commencing on March 1, 2012, to the Holder(s) of Notes at the close of business on the Regular Record Date immediately preceding the related Interest Payment Date in accordance with Section 3.07 of the Original Indenture, subject to Section 2.17 hereof.  On each Interest Payment Date, subject to Section 2.6(a) hereof and to the Company not exercising its optional right to defer the payment of interest as set forth in Section 2.5 hereof, the Company will pay interest on the Notes for the period commencing on, and including, the immediately preceding Interest Payment Date (or, in the case of the first Interest Payment Date, the Issue Date) and ending on, but excluding, that Interest Payment Date.  Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.  Defaulted Interest shall be payable as provided in Section 3.07 of the Original Indenture.

Section 2.5                                      Optional Deferral of Interest.

(a)                                  The Company may elect, at its sole discretion, to defer payment of all (but not some only) of the interest accrued to any Interest Payment Date and otherwise due and payable, for any period of time, and the Company shall not have any obligation to make such payment on that Interest Payment Date, so long as (i) such Interest Payment Date is not a Compulsory Interest Payment Date or (ii) a date on which interest must be mandatorily deferred under Section 2.6 below (an “Optional Interest Payment Date”).  Any interest payment deferred by the Company in accordance with this Section 2.5 shall not be treated as an interest payment that is due under the Notes for any purpose.

(b)                                 If the Company elects to defer an interest payment under Section 2.5(a), it shall give notice of such election not less than 10 Payments Business Days in advance of the relevant Optional Interest Payment Date to the Holders of Notes and the Trustee in accordance with the provisions of Section 1.06 of the Original Indenture.  In the absence of such notice, the Trustee shall be entitled to presume that the Company has not elected to defer the applicable interest payment.

(c)                                  Notwithstanding any interest payment deferral under this Section 2.5, the Notes shall continue to accrue interest on the principal amount thereof (but not on any deferred interest payment during the period of such deferral) at the Interest Rate in accordance with Section 2.4 in respect of subsequent quarterly interest periods.

Section 2.6                                      Mandatory Deferral of Interest.

(a)                                  The Company shall not be permitted to pay interest on the Notes and such payment will be mandatorily deferred on any Interest Payment Date in respect of which (i) the Solvency Condition would not be satisfied or (ii) a Regulatory Deficiency Interest Deferral Event has occurred and is continuing or would occur if payment of interest was made on that Interest Payment Date.  Any interest payment mandatorily deferred by the Company under this Section 2.6 shall not be treated as an interest payment that is due under the Notes for any purpose.

(b)                                 If an interest payment is mandatorily deferred under Section 2.6(a), the Company shall give notice not less than ten Payments Business Days in advance of the relevant Interest Payment Date to the Holders of Notes and the Trustee in accordance with the provisions of Section 1.06 of the Original Indenture; provided that, if an event that would require mandatory deferral of an interest payment occurs fewer than ten Payments Business Days prior to an Interest Payment Date, the Company shall give notice of the interest deferral as soon as reasonably practicable following the occurrence of such event.  In the absence of such notice, the Trustee shall be entitled to presume that the applicable interest payment is not subject to mandatory deferral.

(c)                                  Notwithstanding any mandatory interest payment deferral under this Section 2.6, the Notes shall continue to accrue interest on the principal amount thereof (but not on any deferred interest payment during the period of such deferral) at the Interest Rate in accordance with Section 2.4 in respect of subsequent quarterly interest periods.

Section 2.7                                      Compulsory Payment of Interest.  (a) Payments of interest on the Notes by the Company shall be compulsory and not optional on any Interest Payment Date, in respect of which, during the immediately preceding six months, the Company either:

(i)                                     declared, paid or made a dividend or distribution to any holders of its Junior Securities;

(ii)                                  repurchased, redeemed or otherwise acquired for cash any of its Junior Securities (other than its ordinary shares), unless the Company has given prior notification to the Financial Services Authority of such repurchase, redemption or other acquisition and received no objection to it from the Financial Services Authority; or

(iii)                               repurchased its ordinary shares for cash, provided that such repurchase was not made in the ordinary course of business in connection with any share option scheme or share ownership scheme for its or any of its Affiliates’ management or employees, and, in each case, so long as such Interest Payment Date is not a date on which the repayment of interest must be mandatorily deferred under Section 2.6 (any such Interest Payment Date, a “Compulsory Interest Payment Date”).

(b) If payment of interest on any Interest Payment Date is to be deferred by the Company, the Company shall, not more than 14 days and not less than one day prior to such Interest Payment Date, deliver to the Trustee a certificate signed by two directors of the Company confirming that the Company will defer the payment of interest on such Interest Payment Date because either:

(1) the payment of interest must be mandatorily deferred under Section 2.6 (and, if this clause (1) is applicable, stating whether such deferral is pursuant to Section 2.6(a)(i) or 2.6(a)(ii) or both), or

(2) it has opted to defer the payment of interest under Section 2.5 and that:

(i) if the Company has repurchased, redeemed or otherwise acquired for cash any of its Junior Securities (other than its ordinary shares) during the six months immediately preceding such Interest Payment Date, it has given prior notification to the Financial Services Authority of such repurchase, redemption or other acquisition and received no objection to it from the Financial Services Authority; or

(ii) in all other cases, such Interest Payment Date is not, and will not be, a Compulsory Interest Payment Date.

In the absence of manifest error, any certification referred to above in this Section 2.7(b) shall be treated and accepted by the Company, the Trustee, and any Holder of Notes as correct and sufficient evidence thereof and the Trustee shall be entitled to rely on such certificate without liability to any Person.

Section 2.8                                      Arrears of Interest; Payment of Arrears of Interest.

(a)                                  Any interest in respect of the Notes not paid on any Interest Payment Date either as a result of the Company’s election to defer payment under Section 2.5 or as a result of its obligation to defer interest payments under Section 2.6, together with any other interest not paid on an earlier Interest Payment Date shall, so long as it remains unpaid, constitute “Arrears of Interest.”  Arrears of Interest shall not themselves bear interest.

(b)                                 The Company may pay (subject to the satisfaction of the Solvency Condition) in whole or in part any Arrears of Interest at any time upon not less than 14 days’ notice to the Holders of Notes and the Trustee in accordance with Section 1.06 of the Original Indenture.  Notwithstanding any provision to the contrary, all Arrears of Interest shall become due and payable by the Company in full upon the earliest of the following dates:

(i)                                     subject to the satisfaction of the Solvency Condition, the next Interest Payment Date (x) in respect of which the Company is not required to mandatorily defer payment of interest under Section 2.6(a)(ii) and (y) on which payment of interest in respect of the Notes is made;

(ii)                                  the date on which an order is made or a resolution is passed for the winding-up of the Company (other than a Qualifying Solvent Winding-Up) or the date on which any administrator of the Company gives notice that it intends to declare and distribute a dividend; or

(iii)                               the date of any redemption or purchase of the Notes by or on behalf of the Company, subject to the satisfaction of the Solvency Condition.

Section 2.9                                      Application of Article 12 of the Original Indenture. For the avoidance of doubt, Article 12 of the Original Indenture shall apply without amendment or variation to the Notes.

Section 2.10                                Regulatory Deficiency Deferral Events.

(a)                                  No payments under or arising from the Notes and the Indenture shall be due or payable by the Company if, at the time the payment is otherwise due and payable, a Regulatory Deficiency Interest Deferral Event (if then applicable) or a Regulatory Deficiency Redemption Deferral Event (if then applicable) has occurred and is continuing or would occur if such payment were made; provided that such payment will be due and payable on the applicable payment date if, on or prior to such date, the Financial Services Authority has given, and not withdrawn by such date, its prior written consent to the making of the relevant payment notwithstanding that a Regulatory Deficiency Interest Deferral Event or (as the case may be) a Regulatory Deficiency Redemption Deferral Event then exists or would occur as a result of such payment; and provided further, that the Company shall have no obligation to request any such consent.

(b)                                 (i) The Company shall, not less than ten Payments Business Days prior to any date when a payment of principal is scheduled to be made, if such payment is to be deferred due to a Regulatory Deficiency Redemption Deferral Event, deliver to the Trustee a certificate signed by two directors of the Company confirming that a Regulatory Deficiency Redemption Deferral Event has occurred and is continuing and/or that payment of principal on the Notes would result in a Regulatory Deficiency Redemption Deferral Event occurring; provided that, if a Regulatory Deficiency Redemption Deferral Event occurs fewer than ten Payments Business Days prior to any date when a payment of principal is scheduled to be made, the Company shall give notice of the Regulatory Deficiency Redemption Deferral Event as soon as reasonably practicable following the occurrence of such event.  In the absence of such notice, the Trustee shall be entitled to presume that a Regulatory Deficiency Redemption Deferral Event has not occurred and is not continuing and that the applicable payment would not result in a Regulatory Deficiency Redemption Deferral Event occurring.

(ii)                                  The Company shall, as soon as reasonably practicable following the cessation of a Regulatory Deficiency Interest Deferral Event or Regulatory Deficiency Redemption Deferral Event, deliver to the Trustee a certificate signed by two directors of the Company confirming that a Regulatory Deficiency Deferral Event is no longer continuing and/or payment of interest or principal, as applicable, on the Notes would not result in a Regulatory Deficiency Deferral Event occurring.  In the absence of such notice, the Trustee shall be entitled to presume that a Regulatory Deficiency Deferral Event is still continuing or that the applicable payment would result in a Regulatory Deficiency Deferral Event occurring.

(iii)                               In the absence of manifest error, any certification referred to above in this Section 2.10(b) shall be treated and accepted by the Company, the Trustee, and any Holder of Notes as correct and sufficient evidence thereof and the Trustee shall be entitled to rely on such certificate without liability to any Person.

Section 2.11                                Payment of the Final Redemption Amount or Optional Redemption Amount.

(a)                                  When payment becomes due—Solvency Condition.  If a repayment of principal or redemption of the Notes scheduled to be made on the Stated Maturity or any date of earlier redemption does not occur on such date because the Solvency Condition is not satisfied, subject to any notification to, or consent from (in each case, if and to the extent applicable), the Financial Services Authority, such repayment or redemption shall be made on the date falling ten Payments Business Days after the date that:

(i)                                     the Company is solvent for purposes of the Solvency Condition; and

(ii)                                  such repayment or redemption would not result in the Company ceasing to be solvent for such purposes,

subject to the absence of a Regulatory Deficiency Redemption Deferral Event existing on such date or occurring as a result of such repayment or redemption.  The Company shall promptly provide notice in accordance with Section 1.06 of the Original Indenture to the Holders and the Trustee of the satisfaction of the conditions referenced in Section 2.11(a)(i) and (ii) above.

(b)                                 When payment becomes due—Regulatory Deficiency Redemption Deferral Event.  If a repayment of principal or redemption of the Notes scheduled to be made on the Stated Maturity or any date of earlier redemption is not due and payable on such date because, in accordance with and subject to Section 2.10(a), a Regulatory Deficiency Redemption Deferral Event has occurred and is continuing or would occur as a result of such repayment or redemption, such repayment or redemption shall, subject to any notification to, or consent from (in each case if and to the extent applicable), the Financial Services Authority, become due and payable on the earliest to occur of:

(i)                                     the date falling ten Payments Business Days after the date the Regulatory Deficiency Redemption Deferral Event (if then applicable) ceases, provided that repayment or redemption of the Notes on that date would not result in a Regulatory Deficiency Redemption Deferral Event occurring, and subject to satisfaction of the Solvency Condition;

(ii)                                  the date falling ten Payments Business Days after the date the Financial Services Authority gives its consent (if applicable) to the repayment or redemption of the Notes, subject to satisfaction of the Solvency Condition; or

(iii)                               the Payments Business Day following the date on which an order is made or a resolution is passed for the winding-up (other than a Qualifying Solvent Winding-Up) of the Company or the date on which any administrator of the Company gives notice that it intends to declare and distribute a dividend.

The Company shall promptly provide notice in accordance with Section 1.06 of the Original Indenture to the Holders and the Trustee of the satisfaction of any of the conditions referenced in Section 2.11(b)(i), (ii) or (iii) above.

(c)                                  Interest continues to accrue when not due.  If the Company does not repay the principal of the Notes at Stated Maturity or redeem the Notes on any Redemption Date as to which a notice of redemption has been given as a result of (i) the Solvency Condition not being satisfied, (ii) a Regulatory Deficiency Redemption Deferral Event in accordance with and subject to Section 2.10(a), (iii) due to a failure to obtain consent from (if and to the extent applicable) the Financial Services Authority for the repayment or (iv) any other reason whatsoever, the Notes will continue to accrue interest on the principal amount thereof (but not on unpaid interest, Arrears of Interest or Additional Amounts) at the Interest Rate payable on the Notes until the Notes are repaid or redeemed, as applicable.

Section 2.12                                Early Redemption.

(a)                                  The Company may redeem the Notes, subject to compliance with any regulatory rules on notification to, or consent from (in each case, if and to the extent applicable), the Financial Services Authority, and to continued compliance with any applicable capital resources requirements from time to time, or applicable overall financial adequacy rules required by the Financial Services Authority (as such requirements or rules are in force from time to time), in whole or in part with respect to redemption pursuant to clause (i) below and in whole (but not in part) with respect to redemption pursuant to clause (ii) or (iii) below, in each case upon not less than 30 nor more than 60 days’ written notice, for an amount in cash equal to the Redemption Price:

(i)                                     on any Interest Payment Date falling on or after December 1, 2016;

(ii)                                  at any time following the occurrence of a Tax Event, provided that such event is still continuing at the time of the giving of the notice of redemption; and

(iii)                               at any time from and including the date of the occurrence of a Capital Disqualification Event to and including the date which is the first anniversary of such Capital Disqualification Event, provided that such event is still continuing at the time of the giving of the notice of redemption, provided that the Company shall not redeem the Notes unless (i) the Solvency Condition is satisfied with respect to such payment and (ii) no Regulatory Deficiency Redemption Deferral Event has occurred and is continuing or would occur as a result of the redemption and payment of the Notes on such Redemption Date.

(b)                                 For the avoidance of doubt, any early redemption of the Notes under this Section 2.12 shall be in accordance with, and subject to, the provisions of Articles 11.01 to 11.07 of the Original Indenture; provided, that for purposes of the Notes, Section 11.05 shall be amended by deleting the words “, and (except if the Redemption Date shall be an Interest Payment Date) any accrued interest on,” and Section 11.06 shall be amended by deleting the words “and accrued interest” in the first sentence thereof and by deleting the words “, together with accrued interest to the Redemption Date” in the second sentence thereof.

Section 2.13                                Variation of Terms.

(a)                                  As an alternative to exercising the early redemption option under Section 2.12, the Company may, subject to giving at least one month’s prior written notice to the Financial Services Authority (or such other period as the Financial Services Authority may require or accept and so long as there is a requirement to give such notice), and receiving no objection from the Financial Services Authority, elect to vary the terms of the Notes without the consent or approval of Holders of Notes (subject to the conditions set out in Section 2.13(b) below), following the occurrence and during the continuance of a Tax Event or a Capital Disqualification Event, so that they become Qualifying Lower Tier 2 Securities (as defined in Section 2.13(c) below).  Subject to compliance with the conditions specified in Section 2.13(b) below, a variation of the terms of the Notes under this Section 2.13(a) shall constitute a Permitted Variation for purposes of the Indenture and shall be reflected in a supplemental indenture entered into in accordance with Sections 9.01, 9.03 and 9.05 of the Original Indenture.  Any such Permitted Variation shall be subject to Section 11.09 of the Original Indenture.

(b)                                 In the event that the Company elects to vary the terms of the Notes in lieu of redeeming them under Section 2.12 following the occurrence and during the continuance of a Tax Event or a Capital Disqualification Event, the terms of the Notes as varied may not be materially less favorable to Holders of Notes than the terms of the Notes prior to being varied (as reasonably determined by the Company, and provided that a certification (upon which the Trustee may conclusively rely) to such effect of two directors of the Company shall have been delivered to the Trustee prior to the implementation of any such variation, along with any other documents required by Sections 1.02 and 9.03 of the Original Indenture).  Prior to any variation, the Company will also be required to deliver to the Trustee an opinion of independent legal advisers of recognized standing to the effect that Holders and beneficial owners of the Notes (and the varied Notes) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such variation and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation not occurred.  No such variation of terms shall change the specified denominations of the Notes or any other provision of the Notes or the Indenture the amendment of which would require the consent of all Holders under Section 9.02 of the Original Indenture.  In connection with any variation in accordance with this section, the Company shall comply with the rules of any stock exchange on which the Notes are at that time listed or admitted to trading.

(c)                                  In order to constitute “Qualifying Lower Tier 2 Securities,” the Notes as varied (i) must remain obligations of the Company, (ii) must meet the requirements of Section 2.13(b) above, (iii) must contain terms which comply with the then-current requirements of the Financial Services Authority in relation to Lower Tier 2 Capital, (iv) must remain listed on the New York Stock Exchange if the unvaried Notes were so listed at the time of the variation and (v) where the variation is as a result of the occurrence of a Capital Disqualification Event, at the time of variation, payments made by the Company in respect of such Qualifying Lower Tier 2 Securities can be made free from any withholding tax imposed by any taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect such tax, other than as a result of one of the factors listed in Section 2.14(a)(i) to (v).

(d)                                 Holders of Notes shall have no right to require the Company to call the Notes for early redemption or to otherwise require the Company to vary the terms of the Notes or repurchase the Notes prior to the Stated Maturity.

Section 2.14                                Payment of Additional Amounts.  (a) The Company will make all payments of principal or interest (together with any Arrears of Interest, if applicable), and any other amounts otherwise due and payable under the Notes (including any Additional Amounts) by or on behalf of the Company, free and clear of, and without withholding or deduction for or on account of, any and all present and future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax (the “Taxing Jurisdiction”), unless such withholding or deduction is required by law.  In that event, the Company shall pay such amounts (“Additional Amounts”) as shall result in receipt by the Holders of Notes of such amounts as would have been received by them had no such withholding or deduction been required by law to be made, except that no such Additional Amounts shall be payable with respect to any Note:

(i)                                     if it is presented for payment by, or on behalf of, a holder or beneficial owner who is liable for such taxes, duties, assessments or governmental charges in respect of such Note by reason of his having some current or former connection with the United Kingdom other than the mere holding (as Holder or beneficial owner) of the Note;

(ii)                                  if it is presented for payment by, or on behalf of, a holder or beneficial owner who could lawfully avoid (but has not so avoided) such deduction or withholding by complying or procuring that any third party complies with any statutory requirements that are a precondition for an exemption from, or a reduction in, the relevant taxes, duties, assessments or governmental charges or by making or procuring that any third party makes a declaration of non-residence or other similar claim for exemption to any tax authority in the place where the relevant Note is presented for payment;

(iii)                               if it is presented (or in respect of which the certificate representing it is presented) for payment more than 30 days after the Relevant Date (as defined in Section 2.14(b) below) except to the extent that the Holder of it would have been entitled to such Additional Amounts on presenting it for payment on the thirtieth day;

(iv)                              in respect of any taxes, duties, assessments or governmental charges required to be withheld or deducted under sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any Treasury Regulations or other administrative guidance thereunder); or

(v)                                 where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive

2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such directive or any agreement between the European Union and any jurisdiction providing for equivalent measures.

(b)                                 As used in this Section 2.14, “Relevant Date” in respect of any Note means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Holders of Notes that, upon further presentation of the Note being made in accordance with the terms of the Notes, such payment will be made, provided that payment is in fact made upon such presentation.

(c)                                  In the Indenture, any reference to principal or interest being payable shall be deemed to include Additional Amounts payable with respect to principal or interest, as the case may be, in the circumstances set forth in this Section 2.14, whether or not so stated.

Section 2.15                                Payments Business Days.  For the purposes of the Notes, Section 1.13 of the Original Indenture shall be disapplied and replaced by the following: “If any Interest Payment Date, Redemption Date, the Stated Maturity or Maturity or any other day on which an amount is payable under the Notes falls on a day that is not a Payments Business Day, the amount otherwise payable on that date will be payable on the next succeeding day that is a Payments Business Day, without adjustment of the amount of the payment for interest or any other payment with respect to that delay, with the same force and effect as if made on that date.”

Section 2.16                                Consolidation, Merger, Etc.  For purposes of the Notes, Section 8.01 of the Original Indenture is amended and supplemented with the inclusion of the following after Section 8.01(1), but before Section 8.01(2), of the Original Indenture and the corresponding renumbering of Sections 8.01(2) and 8.01(3) of the Original Indenture into Sections 8.01(5) and 8.01(6):

“(2) the assumption by the successor corporation or Person in accordance with Section 8.01(1)(b) shall provide that such corporation or Person shall pay to the Holder of the Notes such Additional Amounts as may be necessary in order that every net payment of the principal or interest (together with Arrears of Interest) and any other amount (including Additional Amounts) on the Notes will not be less than the amounts provided for in the Notes to be then due and payable;

(3) with respect to Section 8.01(2) above, such obligation shall extend to any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by the United Kingdom or the country in which any such corporation or Person is organized or any district, municipality or other political subdivision or taxing authority thereof (subject to the limitations contained in Sections 2.14(a)(i) through (v) of the First Supplemental Indenture, as applied to such corporation or Person and, if applicable, such other country);

(4) the definition of Taxing Jurisdiction shall be amended to refer to the jurisdiction in which the successor is resident for tax purposes and the Tax Event redemption under Section 2.12 of the

First Supplemental Indenture will be amended to apply to changes in law in the successor Taxing Jurisdiction subsequent to the date of succession;”.

Section 2.17                                Method of Payment.  For the avoidance of doubt, the Place of Payment shall be as specified in the Original Indenture and the method of payment of interest in respect of the Notes shall be in accordance with Section 3.07 of the Original Indenture; provided that the Depositary, or its nominee, as Holder of Notes in global form, shall be entitled to receive payments of interest and principal by wire transfer of immediately available funds.

Section 2.18                                No Sinking Fund.  There shall be no obligation of the Company to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or to repay any of the Notes at the option of a Holder thereof.

Section 2.19                                Form; Denominations; Currency.  The Notes shall be issued in fully registered form as Registered Securities (and shall in no event be issuable in the form of Bearer Securities) in principal amount of $25.00 per Note.  The Notes shall be denominated, and all payments thereon shall be made, in Dollars.

Section 2.20                                Global Notes; Depositary.  The Notes shall initially be represented by a Global Security in registered form without coupons attached in the form attached hereto as Exhibit A, which is incorporated herein and made a part hereof.  The Depository Trust Company shall be the initial Depositary for the Notes.  The Notes shall be transferred only in accordance with the provisions of Section 3.05 of the Original Indenture; provided, that any Global Security registered in the name of the Depositary or its nominee may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Beneficial interests in Notes issued in global form shall be exchangeable for certificated Securities representing such Notes only in the circumstances set forth in the sixth and seventh paragraphs of Section 3.05 of the Original Indenture.  Notes issued in global form shall bear the legends set forth on the face of the attached form of Note.

Section 2.21                                Changes to Article 4.  Article 4 of the Original Indenture shall apply to the Notes; however for purposes of the Notes, Section 4.01(1)(b) shall be amended to read in its entirety as follows:

“(b) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in Dollars sufficient to pay and discharge the entire indebtedness on such Debt Securities for any principal or interest to the date of such deposit;”.

Section 2.22                                Events of Default. Article 5 of the Original Indenture shall apply to the Notes.

Section 2.23                                Other Provisions.  The Trustee is appointed as the initial Registrar and Paying Agent for the Notes.  None of the Notes are to be issued as Discount Debt Securities, Indexed Securities or Bearer Securities.  The Notes are not convertible into or exchangeable for any other securities nor will there be any provision for the defeasance of the Notes.  For the avoidance of doubt, neither Article 13 or 14 of the Original Indenture shall apply to the Notes.

ARTICLE III

MISCELLANEOUS

Section 3.1                                      Original Indenture; Effect of the First Supplemental Indenture.  The Original Indenture, as supplemented and amended hereby, is in all respects ratified and confirmed, and the terms and conditions thereof, as amended hereby, shall be and remain in full force and effect. The Original Indenture and the First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.2                                      Conflict with Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 3.3                                      Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether expressed or not.

Section 3.4                                      Separability Clause.  In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5                                      Benefits of Indenture.  Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.6                                      Recitals.  The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee shall have no liability or responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.7                                      Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES AND THE RIGHTS AND DUTIES OF THE TRUSTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT AS STATED IN SECTION 2.02 OF THE ORIGINAL INDENTURE AND EXCEPT THAT ARTICLE TWELVE OF THE ORIGINAL INDENTURE, WHICH APPLIES TO THE NOTES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW.

Section 3.8                                      Counterparts.  This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

AVIVA PLC

By:	/s/ Neil Harrison
Name: Neil Harrison
Title: Authorized Signatory

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James Heaney
Title: Authorized Signatory

[Signature Page to the First Supplemental Indenture]

EXHIBIT A

(face of security)

AVIVA PLC

FORM OF 8.25% CAPITAL SECURITY DUE 2041

THE RIGHTS OF THE HOLDER OF THIS SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 12.01 OF THE INDENTURE HEREINAFTER REFERRED TO, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE COMPANY AND THIS SECURITY IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 12.01, AND THE HOLDER OF THIS SECURITY BY ACCEPTING THE SAME AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS. THE PROVISIONS OF SECTION 12.01 OF THE INDENTURE AND THE TERMS OF THIS PARAGRAPH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY.  THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE (AS DEFINED HEREIN) AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

IF THIS SECURITY IS A GLOBAL SECURITY AS INDICATED ON THE FACE HEREOF, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED UPON SUCH TRANSFER OR EXCHANGE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER PERSON AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY CONSISTENT WITH THE PRECEDING PARAGRAPH AND ANY SUCH PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER PERSON, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. A-1	CUSIP No.: 05382A 203
ISIN NO.: US05382A2033

8.25% CAPITAL SECURITY DUE 2041

AVIVA PLC, a public limited company organized and existing under the laws of England and Wales (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, , for each Capital Security interest at a rate on the principal amount hereof quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each an “Interest Payment Date”), at a fixed rate per annum on the outstanding principal amount equal to 8.25%, with the first Interest Payment Date to be March 1, 2012; provided however, that the Company may and, under certain circumstances and in accordance with the Indenture, must defer payments of interest on the Capital Securities in accordance with  the provisions set forth on the reverse hereof and in the Indenture.  On December 1, 2041 (the “Stated Maturity”), if not earlier redeemed or deferred on or prior to the Stated Maturity as set forth on the reverse hereof and in the Indenture, the Company hereby promises to pay to Cede & Co., or its registered assigns, for each Capital Security $25.00 plus accrued and unpaid interest (including any Arrears of Interest) and any Additional Amounts, subject to the other provisions set forth on the reverse hereof and in the Indenture.  If the Capital Securities are earlier redeemed by the Company, the Company hereby promises to pay to Cede & Co., or its registered assigns, for each Capital Security $25.00 plus accrued and unpaid interest (including any Arrears of Interest) and any Additional Amounts, on the Redemption Date, subject to the other provisions set forth on the reverse hereof and in the Indenture.

This global security (the “Debt Security”) represents 16,000,000  Capital Securities of the Company.  Each Capital Security has a principal amount of $25.00 and the aggregate principal amount of this global Debt Security is $400,000,000.

Interest on the Capital Securities, if payable on an Interest Payment Date (as set forth in the Indenture), will be payable to the Holders of record as they appear on the books and records of the Registrar on the relevant Regular Record Date.  “Regular Record Dates” for the Capital Securities will be the 15th calendar day immediately preceding the related Interest Payment Date, whether or not such Interest Payment Date is a Payments Business Day.

Reference is made to the further provisions hereof set forth on the reverse hereof, which shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:  November 22, 2011

AVIVA PLC

By:
Name:
Title:

Certificate of Authentication

Law Debenture Trust Company of New York, as Trustee, certifies that this is one of the Securities of the series described in the within-mentioned Indenture.

Authenticated:  November 22, 2011

LAW DEBENTURE TRUST COMPANY OF NEW YORK
as Trustee

By:
Authorized Signatory

(reverse side of security)

AVIVA PLC

8.25% CAPITAL SECURITY DUE 2041

1.             INDENTURE.  Aviva plc (the “Company”) duly authorized and issued this Debt Security under the Indenture dated as of November 22, 2011, between the Company and Law Debenture Trust Company of New York, as Trustee (hereinafter called the “Trustee”, which term includes any successor trustee under the Indenture) (the “Original Indenture”).  The terms of this Debt Security were established pursuant to a First Supplemental Indenture, dated as of November 22, 2011 (the “First Supplemental Indenture”), which supplements and modifies certain provisions of the Original Indenture for purposes of this Debt Security (the Original Indenture, as modified by the First Supplemental Indenture, is herein referred to as the “Indenture”).  The respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Capital Securities as well as the terms of this Debt Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”).  This Debt Security is subject to all such terms, and Holders are referred to the Indenture and the TIA.  The Company will provide a copy of the Indenture, without charge, upon written request to the Company sent to it at the following address: Aviva plc, St. Helen’s, One Undershaft, London, England EC3P 3DQ, Attention: Corporate Secretary.  Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture; provided that if a term is defined in both the Original Indenture and the First Supplemental Indenture, the First Supplemental Indenture will prevail.

2.             STATED MATURITY.  The Stated Maturity of this Debt Security is December 1, 2041.  Unless previously redeemed or purchased and cancelled as provided below, this Debt Security shall be finally redeemed on its Stated Maturity at its Final Redemption Amount; provided that the Company shall not redeem this Debt Security on the Stated Maturity unless (i) the Solvency Condition is satisfied, (ii) no Regulatory Deficiency Redemption Deferral Event has occurred and is continuing or would occur as a result of the redemption and payment of this Debt Security on the Stated Maturity and (iii) the Company complies with regulatory rules on notification to, or consent from (in each case, if and to the extent applicable), the Financial Services Authority, all as more fully set forth in the Indenture.  This Debt Security shall bear no premium.

3.             INTEREST.  This Debt Security will bear interest at a fixed rate of 8.25% per annum on its outstanding principal amount from, and including, the Issue Date to, but excluding, the Stated Maturity or any earlier Redemption Date. Interest, if payable, will be paid quarterly in arrears on each Interest Payment Date to the registered Holder hereof at the close of business on the Regular Record Date immediately preceding the related Interest Payment Date in accordance with Section 3.07 of the Original Indenture, subject to Section 2.17 of the First Supplemental Indenture. On each Interest Payment Date, subject to (i) the satisfaction of the Solvency Condition, (ii) the absence of a Regulatory Deficiency Interest Deferral Event that has occurred and is continuing in respect of the relevant interest payment or that would occur if payment of interest was made on that Interest Payment Date and (iii) the Company not exercising its optional right to defer the payment of interest, all as more fully set forth in the Indenture, the Company will pay interest on this Debt Security for the period commencing on, and including, the immediately preceding Interest Payment Date (or, in the case of the first Interest Payment Date, the Issue Date) and ending on, but excluding, that Interest Payment Date.   Interest on the Debt Securities will be computed on the basis of a 360-day year of twelve 30-day months.  Defaulted Interest shall be payable as provided in Section 3.07 of the Original Indenture.

4.             CONDITIONS TO PAYMENT. As more fully set forth in the Indenture, no payment to the Holder of this Debt Security under or arising from this Debt Security and/or the Indenture (including payment of either principal or interest) will be due unless the Solvency Condition (as defined in the Indenture) is satisfied with respect to such payment, no Regulatory Deficiency Deferral Event (as defined in the Indenture) has occurred and is continuing at the time of such payment or would occur if such payment were made and, in the case of an interest payment, the Company has not validly elected to defer making such interest payment, except in all events in the case of the winding-up (other than a Qualifying Solvent Winding-Up) or administration (where the administrator has given notice that it intends to declare and distribute a dividend) of the Company. The Indenture contains further provisions setting forth when and to whom any such deferred payment is required to be made.

5.             NO REDEMPTION AT THE OPTION OF THE HOLDER.  The Capital Securities are not redeemable at the option of the Holders at any time.

6.             EARLY REDEMPTION.  As more fully set forth in the Indenture, the Company may redeem this Debt Security, subject to compliance with any regulatory rules on notification to, or consent from (in each case, if and to the extent applicable), the Financial Services Authority, and to continued compliance with any applicable capital resources requirements from time to time, or applicable overall financial adequacy rules required by the Financial Services Authority (as such requirements or rules are in force from time to time), in whole or in part with respect to redemption pursuant to clause (i) below and in whole (but not in part) with respect to redemption pursuant to clause (ii) or (iii) below, in each case upon not less than 30 nor more than 60 days’ written notice, for an amount in cash equal to the Redemption Price:

(i)            on any Interest Payment Date falling on or after December 1, 2016;

(ii)           at any time following the occurrence of a Tax Event (as defined in the Indenture), provided that such event is still continuing at the time of the giving of the notice of redemption; and

(iii)          at any time from and including the date of the occurrence of a Capital Disqualification Event (as defined in the Indenture) to and including the date which is the first anniversary of such Capital Disqualification Event, provided that such event is still continuing at the time of the giving of the notice of redemption, provided that the Company shall not redeem this Debt Security unless (i) the Solvency Condition is satisfied with respect to such payment and (ii) no Regulatory Deficiency Redemption Deferral

Event has occurred and is continuing or would occur as a result of the redemption and payment of this Debt Security on such Redemption Date.

7.             POSTPONEMENT OF REDEMPTION.  As more fully described in the Indenture, if, following the giving of a notice of redemption with respect to a Redemption Date on which any payments are due to be satisfied, a Regulatory Deficiency Redemption Deferral Event occurs and is continuing or would result if payment of the Redemption Price was made or the Solvency Condition would not be satisfied or the Financial Services Authority fails to approve such redemption, the Company will be required to postpone the Redemption Date.  Any non-payment under such circumstances will not be treated as due for any purpose, will not constitute an Event of Default by the Company and will not give the Holder hereof or the Trustee any right to accelerate repayment of this Debt Security.

Following the postponement of a Redemption Date (or the Stated Maturity), interest will accrue on the outstanding principal amount thereof but not on accrued and unpaid interest (including any Arrears of Interest) or any Additional Amounts) from (and including) such Redemption Date (or Stated Maturity) to (but excluding) the date such principal amount is paid, at a rate of 8.25% per annum.

8.             VARIATION OF TERMS. As more fully set forth in the Indenture, if a Tax Event or Capital Disqualification Event occurs, the Company will have the right to modify the terms of this Debt Security in certain respects without the consent of the Holder hereof.

9.             ADDITIONAL AMOUNTS.  Subject to certain exceptions described in Section 2.14 of the First Supplemental Indenture, the Company will pay to the Holder of this Debt Security Additional Amounts in the amounts and circumstances described in the Indenture.

10.           METHOD OF PAYMENT. A Holder must surrender this Debt Security to a Paying Agent to receive principal payments. The Corporate Trust Office of the Trustee from time to time shall be a Place of Payment; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Register, or by wire transfer to an account designated in writing by such Person to the Paying Agent at least 15 days prior to the payment date; and provided further that the Depositary, or its nominee, as Holder of Debt Securities in global form, shall be entitled to receive payments of interest and principal by wire transfer of immediately available funds.

11.           PAYING AGENT AND REGISTRAR.  Initially, Law Debenture Trust Company of New York shall act as Paying Agent and Registrar.  The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice.  The Company or any of its Subsidiaries may act as Registrar or co-Registrar.

12.           SUBORDINATION. This Debt Security constitutes the Company’s direct, unsecured and subordinated obligation and will rank equally and ratably without any preference with other Debt Securities of this series, if any. The rights and claims of the Holder are subordinated to Senior Creditors in the manner set forth in Article 12 of the Indenture.

13.           PERSONS DEEMED OWNERS.  The registered Holder or Holders of this Debt Security shall be treated as owner or owners of it for all purposes.

14.           LEGAL HOLIDAYS.  In any case where any Interest Payment Date, Redemption Date, Stated Maturity or Maturity or any other day on which an amount is payable under this Debt Security shall not be a Payments Business Day (as defined in the First Supplemental Indenture), then (notwithstanding any other provision of the Indenture or of this Debt Security), payment of principal or interest need not be made on such date, but may be made on the next succeeding Payments Business Day with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity or other day on which an amount is payable, as the case may be.

15.           UNCLAIMED MONEY.  Subject to the terms of the Indenture, if money for the payment of principal or interest remains unclaimed for two (2) years, the Trustee or Paying Agent shall pay the money back to the Company at its request, and thereafter Holders entitled to the money shall, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

16.           AMENDMENT, SUPPLEMENT.  Subject to certain exceptions set forth in the Indenture, the Indenture or this Debt Security may be amended or supplemented with the consent of at least a majority in aggregate principal amount of the Holders affected by the amendment.  Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or this Debt Security as set forth in the Indenture to, among other things, cure certain ambiguities or correct certain mistakes or to create another series of Debt Securities and establish its terms. With respect to certain enumerated provisions, no supplemental indenture may be entered into without the consent of the Holder of each Outstanding Capital Security affected thereby.  Any such consent or waiver by the Holder of this Debt Security shall bind every future Holder of this Debt Security and of any global security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other global securities.

17.           DEFAULTS AND REMEDIES.  The Events of Default set forth in Section 5.01 and remedies set forth in Section 5.02 of the Indenture apply to this Debt Security. Such remedies are limited and do not include the ability to accelerate the maturity of this Debt Security except in very limited circumstances.

18.           AMOUNT UNLIMITED.  The aggregate principal amount of Debt Securities which may be authenticated and delivered under the Indenture is unlimited.  The Debt Securities may be issued from time to time in one or more series.  As provided in the Indenture, the Company may from time to time, without the consent of the Holders of this Debt Security, issue additional Debt Securities of the series of which this Debt Security is a part on substantially the same terms and conditions as those of this Debt Security.

19.           TRANSFER AND EXCHANGE.  As provided in the Indenture and subject to certain limitations therein set forth and set forth on the face hereof, the transfer of this Debt

Security is registrable on the security register maintained by the Registrar, upon surrender of this Debt Security for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Debt Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in the form attached hereto or in any other form satisfactory to the Company and the Registrar duly executed by, the Holder thereof or his attorney in fact duly authorized in writing, and thereupon one or more new Debt Securities, of authorized denominations and for the same aggregate principal amount, will be registered in the name of the designated transferee or transferees by the Registrar.

20.           TRUSTEE DEALINGS WITH COMPANY.  Subject to the TIA, Law Debenture Trust Company of New York, as Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

21.           NO RECOURSE AGAINST OTHERS.  As further provided in the Indenture, no director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Debt Security or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder, by accepting this Debt Security, waives and releases all such liability.  Such waiver and release are part of the consideration for the issue of this Debt Security.

22.           AUTHENTICATION.  This Debt Security shall not be entitled to any benefit under the Indenture or be valid until the Trustee manually signs the certificate of authentication on the other side of this Debt Security.

23.           GOVERNING LAW.  THE INDENTURE AND THIS DEBT SECURITY AND THE RIGHTS AND DUTIES OF THE TRUSTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT AS STATED ON THE FACE HEREOF.

[Remainder of Page Intentionally Left Blank]

ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

ASSIGNMENT FORM

If you, as Holder of this Security, want to assign this Security, fill in the form below: I or we assign and transfer this Security to:

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint:

as agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him/her.

Date:

Your signature:

(Your signature must correspond with the name as it appears upon the face of this Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)

Signature
Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of a part of this global Security for an interest in another global Security or for Securities in certificated form, have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of Increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian